Exhibit 99.1

Revlon Reports Third Quarter 2008 Results

Continues to Successfully Execute its Strategy; Enhances Capital Structure

Introduces Comprehensive Revlon New Product Lineup and Almay Pure Blends Natural Collection for First Half 2009

Expects Improved Operating Margins, Profitability and Free Cash Flow for 2008

NEW YORK--(BUSINESS WIRE)--November 5, 2008--Revlon, Inc. (NYSE: REV) today announced results for the third quarter ending September 30, 2008.

Third quarter 2008 results1, compared to the third quarter of last year:

  Net sales of $334.4 million, compared to $330.8 million.
  Operating income of $19.8 million, unchanged compared to year-ago period.
  Net income of $29.2 million, or $0.57 per diluted share2, compared to a net loss of $10.4 million, or $0.20 per diluted share. Net income in the third quarter of 2008 includes discontinued operations of $44.4 million, or $0.86 per diluted share, of which $45.2 million relates to the gain on sale of discontinued operations.
  Adjusted EBITDA3 of $42.6 million, compared to $42.8 million.

Nine month 2008 results compared to the first nine months of last year:

  Net sales of $1,012.6 million, compared to $993.8 million.
  Operating income of $111.0 million, compared to $39.1 million.
  Net income of $46.6 million, or $0.91 per diluted share, compared to a net loss of $56.9 million, or $1.13 per diluted share. Net income in the first nine months of 2008 includes discontinued operations of $44.7 million, or $0.87 per diluted share, of which $45.2 million relates to the gain on sale of discontinued operations.
  Adjusted EBITDA of $181.4 million, compared to $116.3 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, David Kennedy, said, “We have executed our strategy and profitably grown our business during the first nine months of this year. Specifically, we have launched a comprehensive and successful new line-up of Revlon and Almay color cosmetics products, supported our brands with appropriate levels of advertising and promotional support, increased our margins and improved our capital structure. As we continue to support our extensive second half 2008 new product introductions, we expect increased levels of advertising and promotional support in the fourth quarter of 2008 compared to the fourth quarter of 2007. For the year 2008, we expect improved operating margins, profitability and free cash flow from continuing operations, compared to 2007, driven by strength in the Revlon brand, and efficiencies and cost controls throughout the Company.”

Mr. Kennedy continued, “We are extremely excited about the new product introductions for the first half of 2009. Our Revlon brand lineup includes comprehensive new offerings in every segment of the category, namely face, eye, lip and nail. Almay Pure Blends is our first natural collection and delivers a full range of shades, radiant finishes and eco-friendly products and packaging, with no compromise in color and performance.”

Mr. Kennedy concluded, “Looking ahead, we are managing our business with the objective of improving our financial performance and competitive position, while maintaining flexibility in light of the uncertain economic conditions and retail sales environment in the U.S. and around the world, which will likely affect sales for the remainder of 2008. In addition, the recent strengthening of the U.S. dollar will likely impact our reported results in the fourth quarter of 2008. We believe that, as economic conditions stabilize, our focus on the key drivers, including: innovative, high-quality, consumer-preferred new products; effective, integrated brand communication; appropriate levels of advertising and promotion; and superb execution with our retail partners, along with disciplined spending and rigorous cost control, will continue to generate sustainable positive free cash flow, and profitable sales growth over time.”

Third Quarter Results

Net sales in the third quarter of 2008 increased by 1.1% to $334.4 million, compared to $330.8 million in the third quarter of 2007. Foreign currency fluctuations did not have a significant impact on year-over-year consolidated net sales comparisons.

In the United States, net sales in the third quarter of 2008 were $189.4 million, compared to net sales of $190.9 million in the third quarter of 2007. Net sales benefited from higher shipments of Revlon color cosmetics, largely due to 2008 new product launches, offset by higher returns and allowances for Almay and lower shipments in fragrance and beauty care.

In the Company’s international operations, net sales in the third quarter of 2008 increased 3.6% to $145.0 million, compared to $139.9 million in the third quarter of 2007. Net sales benefited from higher shipments of Revlon color cosmetics, largely due to 2008 new product launches, partially offset by a decline in fragrance. Foreign currency fluctuations did not have a significant impact on year-over-year comparisons.

In the third quarter of 2008, the Company supported its brands with increased levels of advertising and promotional support, versus the third quarter of last year.

Operating income was $19.8 million in the third quarter of 2008, unchanged from the third quarter of 2007. Net income was $29.2 million, or $0.57 per diluted share, in the third quarter of 2008, compared to a net loss of $10.4 million, or $0.20 per diluted share, in the same period last year. Net income in the third quarter of 2008 includes a $45.2 million, or $0.88 per diluted share, gain on the sale of discontinued operations and a loss from discontinued operations of $0.8 million, or $0.02 per diluted share. Adjusted EBITDA was $42.6 million in the third quarter of 2008, compared to $42.8 million in the year-ago period.

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.

Nine Months Results

Net sales in the first nine months of 2008 increased 1.9% to $1,012.6 million, compared to $993.8 million in the first nine months of 2007. Excluding the favorable impact of foreign currency fluctuations, net sales in the first nine months of 2008 increased 0.4% compared to the year-ago period.

In the United States, net sales in the first nine months of 2008 were $583.0 million, compared to $588.4 million in the first nine months of 2007. In the Company’s international operations, net sales in the first nine months of 2008 increased 6.0% to $429.6 million, compared to $405.4 million in the first nine months of 2007. Excluding the favorable impact of foreign currency fluctuations, net sales in international operations in the first nine months of 2008 increased 2.3% compared to the year-ago period.

Operating income was $111.0 million in the first nine months of 2008, versus $39.1 million in the first nine months of 2007. Net income was $46.6 million, or $0.91 per diluted share, in the first nine months of 2008, compared to a net loss of $56.9 million, or $1.13 per diluted share, in the same period last year. Net income in the first nine months of 2008 includes a $45.2 million, or $0.88 per diluted share, gain on the sale of discontinued operations and a loss from discontinued operations of $0.5 million, or $0.01 per diluted share. Adjusted EBITDA was $181.4 million in the first nine months of 2008, compared to $116.3 million in the year-ago period.

Operating income, Adjusted EBITDA and income from continuing operations in the first nine months of 2008 include a net gain of $4.8 million, $5.2 million and $4.0 million, respectively, related to the sale of a facility in Mexico and a net gain of $5.9 million related to the sale of a non-core trademark.

Sale of Non-Core Brazilian Brands; Reclassified as Discontinued Operation

On July 28, 2008, Revlon completed the previously announced sale of its non-core Bozzano brand, a leading men’s hair care and shaving line of products, and certain other non-core brands, which were sold by the Company only in the Brazilian market. Revlon brand color cosmetics continue to be marketed in Brazil through Revlon’s current third party distributor.

The transaction was effected through the sale of the Company’s Brazilian subsidiary, Ceil Comércio E Distribuidora Ltda. (“Ceil”). The purchase price was approximately $107 million, including approximately $3 million in cash on Ceil’s balance sheet on the closing date. The net proceeds, after payment of taxes and transaction costs, are expected to be approximately $95 million.

In the third quarter of 2008, the results of the Ceil entity were a loss of $0.8 million, compared to income of $1.7 million in the third quarter of 2007. In the first nine months of 2008, the results of the Ceil entity were a loss of $0.5 million, compared to income of $2.1 million in the first nine months of 2007. The results of the Ceil entity, up to the date of disposition, and the $45.2 million gain on the sale, are reported as a discontinued operation.

U.S. Share Results4

U.S. mass retail dollar share results, according to ACNielsen, for the Revlon and Almay color cosmetics brands, and for Revlon ColorSilk hair color, Mitchum anti-perspirant/deodorant, and Revlon beauty tools for the third quarter of 2008 are summarized in the table below:

	$ Share %
			Point
	Q3 2008	Q3 2007	Change

Revlon Brand Color Cosmetics	13.4	13.0	0.4
Almay Brand Color Cosmetics	5.7	5.9	(0.2)
Revlon ColorSilk Hair Color	8.2	8.5	(0.3)
Mitchum Anti-Perspirant /Deodorant	5.1	5.4	(0.3)
Revlon Beauty Tools	19.1	23.7	(4.6)

Color Cosmetics

The color cosmetics category grew 3.4% in the third quarter of 2008 compared to the year-ago period.

Revlon Brand Color Cosmetics

Revlon brand dollar share increased 0.4 points, to 13.4%, for the third quarter of 2008 compared to the third quarter of 2007. Dollar share increased each month within the quarter compared to the year-ago periods. The Revlon brand has continued to maintain an approximate 13% quarterly dollar share since the fourth quarter of 2006.

In the third quarter of 2008, the Revlon brand’s dollar share benefited from successful new product introductions. The Revlon brand continued its recent strength in the face segment, with quarterly dollar volume up 23.5% from the year-ago period, driven largely by Revlon ColorStay Mineral foundation and Revlon Custom Creations foundation, both introduced in the first half of 2008. In addition, the Revlon brand’s dollar share in the face segment benefited from the second half 2008 launch of Revlon Beyond Natural Makeup.

Almay Brand Color Cosmetics

In the third quarter 2008, the Almay brand continued to maintain an approximate 6% dollar share, in line with its quarterly performance since the fourth quarter of 2006. The Almay brand’s positive performance in the eye category was driven primarily by the Almay Intense i-Color Collection and the Almay Bright Eyes Collection, which were launched in the first half of 2008 and second half of 2008, respectively.

Revlon ColorSilk Hair Color

The women’s hair color category declined by 1.2% in the third quarter of 2008, compared to the same period last year. In the third quarter 2008, Revlon ColorSilk continued to maintain an approximate 8% dollar share, in line with its quarterly performance since the second quarter of 2007.

Mitchum Anti-Perspirants / Deodorants

The anti-perspirants/deodorants category grew by 2.3% in the third quarter of 2008, compared to the same period last year. In the third quarter 2008, Mitchum continued to maintain an approximate 5% dollar share, in line with its quarterly performance since the fourth quarter of 2006.

Revlon Beauty Tools

The beauty tools category grew 26.6% in the third quarter 2008, significantly higher than the category’s historical growth rate, driven by a single pedicure product introduction by a non-traditional beauty tools category participant. Dollar volume of Revlon beauty tools grew approximately 1.8% in the third quarter 2008, compared to the year ago period. Excluding the non-traditional single pedicure product, Revlon dollar share would have increased in the third quarter 2008 by 1.1 points to 24.8%, compared to the year ago period.

First Half 2009 New Products

The Company continues to focus on building and leveraging its strong brands and believes that consistent development and marketing of innovative new products, with appropriate levels of advertising and promotion, is a key driver for building brand equity and profitable growth.

Following the success of the Company’s 2008 new product introductions, for 2009 the Company will introduce an extensive new product lineup for Revlon and Almay color cosmetics and Revlon beauty tools. These product launches include unique offerings for the mass channel, innovations in products and packaging and extensions within the Revlon and Almay franchises.

First half 2009 Revlon color cosmetics introductions:

  Revlon Matte Collection is a new, versatile color collection that creates a glamorous, matte beauty look and includes products for eye, face and lip.
  Revlon Age Defying Spa Foundation and Concealer are extensions to the Revlon Age Defying franchise and offer new formulae and innovative packaging.
  Revlon Beyond Natural Blush & Bronzer and Defining Waterproof Mascara are extensions to the Revlon Beyond Natural franchise, which was introduced in the second half of 2008.
  Revlon ColorStay Brow Enhancer and Revlon ColorStay Liquid Eye Pen are extensions to the Revlon ColorStay franchise.
  Revlon Crème Gloss is Revlon’s next generation of lipgloss in an innovative and unique-to-mass packaging with a flow-through brush applicator.
  “Enchantment” is a collection of new and on-trend shades that will be introduced into core Revlon lip, eye and nail products.

First half 2009 Almay color cosmetics introductions:

  Almay Pure Blends is a natural collection that delivers a full range of shades, radiant finishes and eco-friendly products and packaging. These hypoallergenic formulas for face, eye and lip are made from 95.8% to 98.2% natural ingredients, with no compromise in color and performance. The packaging is made from 44% post-consumer recycled materials, on average, and traditional blister cards are replaced with more environmentally-friendly hang tags. This collection includes Almay Pure Blends Makeup, Almay Pure Blends Loose Finishing Powder, Almay Pure Blends Blush/Bronzer, Almay Pure Blends Eye Shadow and Almay Pure Blends Lipgloss.

First half 2009 Revlon beauty tools introductions:

  Revlon Pedi-EXPERT is a superior quality, ergonomically engineered pedicure tool that offers professional quality results at home. Included in the unique Pedi-EXPERT kit are bonus pedicure tools and a lifetime guarantee on the product. With Revlon Pedi-EXPERT, the Company expects to benefit from the recently increased consumer interest in foot-smoothing pedicure tools, which has driven growth in this category this year.
  As a complement to the new Revlon ColorStay Brow Enhancer (referenced above), Revlon is also introducing a unique Revlon Pre & Post Tweezing Cream and Revlon Brow Styling Gel.

  Revlon Cosmetic Brushes is a complete line of premium quality brushes.
  Revlon Travel Compact Mirror is a sleek, double-sided mirror, which is coordinated to match Revlon’s new Matte collection (referenced above).
  Revlon Easy Squeeze Nail Clip and Revlon Easy Squeeze Cuticle Nipper offer innovatively engineered and unique, extended fold away handles.
  Revlon Ceramic Stone Nail File is a gentle, long-lasting file.

$63 Million Loan Repayment; Plans to Further Reduce Debt

As announced on September 3, 2008, Revlon used $63 million of the net proceeds from the previously announced July 2008 sale of its non-core Brazilian brands to repay $63 million in aggregate principal amount of the $170 million MacAndrews & Forbes Senior Subordinated Term Loan (the "M&F Term Loan"), which matures on August 1, 2009. This repayment will result in annualized interest savings of approximately $7 million. The remaining approximately $32 million of net cash proceeds from such sale is being used by the Company for general corporate purposes.

Revlon intends to launch a $107 million equity rights offering that would allow stockholders to purchase additional shares of Revlon Class A common stock. Net proceeds of such equity offering would be used to fully repay the remaining principal balance of the M&F Term Loan.

Reverse Stock Split

As previously announced, Revlon effected the 1-for-10 reverse stock split of its Class A and Class B common stock on September 15, 2008.

Company Strategy

The Company continues to focus on its strategy: (i) building and leveraging its strong brands; (ii) improving the execution of its strategies and plans, and providing for continued improvement in its organizational capability through enabling and developing its employees; (iii) continuing to strengthen its international business; (iv) improving its operating profit margins and cash flow; and (v) improving its capital structure.

Third Quarter 2008 Results and Conference Call

The Company will host a conference call with members of the investment community on November 5, 2008 at 9:30 A.M. EST to discuss results of the third quarter. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 In July 2008, the Company consummated the disposition of its non-core Bozzano business, a leading men’s hair care and shaving line of products, and certain other non-core brands, including Juvena and Aquamarine, which were sold by the Company only in the Brazilian market (the “Bozzano Sale Transaction”). The transaction was effected through the sale of the Company’s indirect Brazilian subsidiary, Ceil Comércio E Distribuidora Ltda. (“Ceil”), to Hypermarcas S.A., a Brazilian publicly-traded, consumer products corporation. Certain prior year amounts have been updated to reflect the reclassification of Ceil as a discontinued operation as a result of the Bozzano Sale Transaction.

2 In September 2008, Revlon, Inc. effected a 1-for-10 reverse stock split of its Class A and Class B common stock (the “Reverse Stock Split”) pursuant to which each ten (10) shares of Revlon, Inc.’s Class A and Class B common stock issued and outstanding immediately prior to 11:59 p.m. on September 15, 2008 were automatically combined into one (1) share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares. Net income/(loss) per share amounts and all other share amounts have been retroactively restated to reflect the impact of Revlon, Inc.’s Reverse Stock Split.

3 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income/(loss) from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)	monitor and evaluate the performance of the Company's business operations;
(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii)	facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
(iv)	review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;
(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

4 All mass retail share and consumption data is U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and are therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations and/or plans regarding: (i) our expectations for improved operating margins, profitability and free cash flow from continuing operations for the year 2008 compared to 2007, driven by strength in the Revlon brand and efficiencies and cost controls throughout the Company; (ii) our plans for managing our business with the objective of improving our financial performance and competitive position, while maintaining flexibility in light of the uncertain economic conditions and retail sales environment in the U.S. and around the world, which we believe will likely affect sales for the remainder of 2008, as well as the Company’s expectation that the recent strengthening of the U.S. dollar will likely impact our reported results in the fourth quarter of 2008; (iii) our belief that, as economic conditions stabilize, our focus on the key drivers, including: innovative, high-quality, consumer-preferred new products; effective, integrated brand communication; appropriate levels of advertising and promotion; and superb execution with our retail partners, along with disciplined spending and rigorous cost control, will continue to generate sustainable positive free cash flow, and profitable sales growth over time; (iv) our plans to continue to focus on building and leveraging our strong brands and our belief that consistent development and marketing of innovative new products, with appropriate levels of advertising and promotion (including that as we continue to support our extensive second half 2008 new product introductions, our expectations of increased levels of advertising and promotional support in the fourth quarter of 2008 compared to the fourth quarter of 2007), is a key driver for building brand equity and profitable growth, including our plans to introduce for 2009 an extensive new product lineup for Revlon and Almay color cosmetics and Revlon beauty tools that will include unique offerings for the mass channel, innovations in products and packaging and extensions within the Revlon and Almay franchises, as well as our expectations to benefit from the recently increased consumer interest in foot-smoothing pedicure tools with our new Revlon Pedi-EXPERT; (v) our intent to launch a $107 million equity rights offering and that the net proceeds of such equity offering would be used to fully repay the remaining principal balance of the M&F Term Loan; and (vi) our plans to continue to focus on our strategy, including by--(a) building and leveraging our strong brands, (b) improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees, (c) continuing to strengthen our international business, (d) improving our operating profit margins and cash flow, and (e) improving our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2007 Annual Report on Form 10-K filed with the SEC in March 2008 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we will file with the SEC during 2008 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays in or our inability to improve our operating margins, profitability and free cash flow, such as due to less than anticipated shipments, including due to less than anticipated sales of our products as a result of consumer response to worldwide economic conditions, greater than expected volatility in the retail sales environment, less than anticipated acceptance of our new products by consumers and/or retail customers, more than anticipated product returns, as well as actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes, and/or higher than anticipated pension expense and/or cash contributions due to factors including possible lower returns on pension plan assets; (ii) circumstances or conditions affecting our financial performance and our competitive position, including in addition to those set forth in (i) immediately above, greater than anticipated challenges and consequences resulting from volatility in the financial markets and economic conditions; (iii) less than expected positive free cash flow and/or profitable net sales growth, such as due to the reasons set forth in clauses (i) and (ii) immediately above; (iv) difficulties, delays, unanticipated costs or our inability to build and leverage our strong brands, such as due to less than effective new product development, less than expected acceptance of our new products by consumers and/or retail customers, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising and/or promotion for our new product launches and/or less than expected levels of execution with our retail partners; (v) difficulties, delays in, unexpected costs associated with or Revlon's inability, or determination not, to consummate, in whole or in part, the possible $107 million equity rights offering and/or the unavailability of, or less than anticipated, funds from such offering to fully repay the $107 million remaining principal balance of the M&F Term Loan; and (vi) difficulties, delays, unanticipated costs or our inability to continue to focus on our strategy, such as (a) less than expected growth of our brands, such as due to less than expected acceptance of our new or existing products under these brands by consumers and/or retail customers, (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or improve our organizational capability through enabling and developing our employees, (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to improve our operating profit margins and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our restructuring actions and/or ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net sales	$334.4	$330.8	$1,012.6	$993.8
Cost of sales	126.8	119.7	364.4	365.9
Gross profit	207.6	211.1	648.2	627.9
Selling, general and administrative expenses	187.5	190.8	548.5	581.9
Restructuring costs and other, net	0.3	0.5	(11.3)	6.9

Operating income	19.8	19.8	111.0	39.1

Other expenses (income):
Interest expense	29.1	34.4	91.9	101.4
Interest income	(0.4)	(0.2)	(0.7)	(1.7)
Amortization of debt issuance costs	1.5	1.0	4.2	2.3
Foreign currency losses (gains), net	1.6	(3.9)	(3.9)	(4.4)
Miscellaneous, net	0.8	-	0.8	(0.9)
Other expenses, net	32.6	31.3	92.3	96.7

(Loss) income from continuing operations before income taxes	(12.8)	(11.5)	18.7	(57.6)
Provision for income taxes	2.4	0.6	16.8	1.4
(Loss) income from continuing operations	(15.2)	(12.1)	1.9	(59.0)

(Loss) income from discontinued operations, net of taxes	(0.8)	1.7	(0.5)	2.1
Gain on disposal of discontinued operations	45.2	-	45.2	-
Income from discontinued operations, including gain on disposal, net of taxes	44.4	1.7	44.7	2.1

Net income (loss)	$29.2	$(10.4)	$46.6	$(56.9)

Basic income (loss) per common share:
Continuing operations	(0.30)	(0.24)	0.04	(1.17)
Discontinued operations	0.87	0.03	0.87	0.04
Net income (loss)	$0.57	$(0.20)	$0.91	$(1.13)

Diluted income (loss) per common share:
Continuing operations	(0.30)	(0.24)	0.04	(1.17)
Discontinued operations	0.86	0.03	0.87	0.04
Net income (loss)	$0.57	$(0.20)	$0.91	$(1.13)

Weighted average number of common shares outstanding:
Basic	51,311,234	51,048,838	51,216,814	50,219,106
Diluted	51,471,323	51,048,838	51,298,603	50,219,106

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
ASSETS	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$66.2	$45.1
Trade receivables, net	176.2	196.2
Inventories	180.3	165.7
Prepaid expenses and other	58.2	47.6
Current assets of discontinued operations	0.8	16.6
Total current assets	481.7	471.2
Property, plant and equipment, net	113.6	112.7
Other assets	98.5	117.9
Goodwill, net	182.8	182.7
Assets of discontinued operations	-	4.8
Total assets	$876.6	$889.3

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$2.1	$1.7
Current portion of long-term debt	8.6	6.5
Current portion of long-term debt - affiliates	107.0	-
Accounts payable	100.9	88.5
Accrued expenses and other	252.8	243.0
Current liabilities of discontinued operations	2.2	9.0
Total current liabilities	473.6	348.7
Long-term debt	1,215.5	1,432.4
Long-term pension and other post-retirement plan liabilities	107.9	112.4
Other long-term liabilities	76.5	75.9
Long-term liabilities of discontinued operations	2.4	1.9
Total stockholders' deficiency	(999.3)	(1,082.0)
Total liabilities and stockholders' deficiency	$876.6	$889.3

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Nine Months Ended
	September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income (loss)	$46.6	$(56.9)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Loss (income) from discontinued operations, net of income taxes	0.5	(2.1)
Depreciation and amortization	69.2	74.9
Amortization of debt discount	0.5	0.4
Stock compensation amortization	5.4	4.6
Loss on early extinguishment of debt	0.7	0.1
Gain on disposal of discontinued operations	(45.2)	-
(Gain) loss on sale of a non-core trademark and certain assets	(12.5)	0.7
Change in assets and liabilities:
Decrease in trade receivables	14.7	33.1
Increase in inventories	(19.3)	(4.3)
(Increase) decrease in prepaid expenses and other current assets	(7.7)	5.7
Increase in accounts payable	16.9	1.0
Increase (decrease) in accrued expenses and other current liabilities	4.3	(71.9)
Purchase of permanent displays	(36.4)	(40.7)
Other, net	6.2	5.6
Net cash provided by (used in) operating activities	43.9	(49.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15.1)	(12.3)
Proceeds from the sale of assets of discontinued operations	107.6	-
Proceeds from the sale of a non-core trademark and certain assets	10.1	-
Net cash provided by (used in) investing activities	102.6	(12.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	(2.0)	0.4
(Repayment) borrowings under the 2006 Revolving Credit Facility, net	(45.7)	9.5
Proceeds from the issuance of long-term debt	-	0.5
Proceeds from the issuance of long-term debt - affiliates	170.0	-
Repayment of long-term debt	(169.6)	(50.0)
Repayment of long-term debt - affiliates	(63.0)	-
Net proceeds from the $100 Million Rights Offering	-	98.9
Payment of financing costs	(3.0)	(0.9)
Net cash (used in) provided by financing activities	(113.3)	58.4

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash (used in) provided by operating activities of discontinued operations	(9.6)	2.2
Net cash used in investing activities of discontinued operations	-	(0.2)
Net cash used in financing activities of discontinued operations	(0.4)	(4.5)
Change in cash from discontinued operations	(1.0)	(1.0)
Net cash used in discontinued operations	(11.0)	(3.5)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	0.5
Net increase (decrease) in cash and cash equivalents	21.1	(6.7)
Cash and cash equivalents at beginning of period	45.1	35.4
Cash and cash equivalents at end of period	$66.2	$28.7

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$84.2	$97.7
Income taxes, net of refunds	22.3	8.1

Supplemental schedule of noncash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	1.0	0.9

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2008	2007
	(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$29.2	$(10.4)
Income from discontinued operations, including gain on disposal, net of taxes	44.4	1.7
Loss from continuing operations	(15.2)	(12.1)

Interest expense, net	28.7	34.2
Amortization of debt issuance costs	1.5	1.0
Foreign currency losses (gains), net	1.6	(3.9)
Miscellaneous, net	0.8	-
Provision for income taxes	2.4	0.6
Depreciation and amortization	22.8	23.0

Adjusted EBITDA	$42.6	$42.8

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$46.6	$(56.9)
Income from discontinued operations, including gain on disposal, net of taxes	44.7	2.1
Income (loss) from continuing operations	1.9	(59.0)

Interest expense, net	91.2	99.7
Amortization of debt issuance costs	4.2	2.3
Foreign currency gains, net	(3.9)	(4.4)
Miscellaneous, net	0.8	(0.9)
Provision for income taxes	16.8	1.4
Depreciation and amortization	70.4	77.2

Adjusted EBITDA	$181.4	$116.3

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Abbe F. Goldstein, CFA, 212-527-6465